Exhibit 99.1

Motorsport Games Reports Fourth Quarter & Full Year 2020 Financial Results

Higher Sales and Gross Margin on Efficient Operations

1Q21 Business Update

MIAMI, March 24, 2021 – Motorsport Games, Inc. (NASDAQ: MSGM) (“Motorsport Games”), today reported financial results for its fourth quarter and fiscal year ended December 31, 2020. The Company also has posted a 2020 Year In Review video accessible on the investor relations section of its website.

Dmitry Kozko, Chief Executive Officer of Motorsport Games, commented, “Today we report double-digit year over year revenue growth, and today in 2021 we are focused on our long-term goal to become the household brand name for racing games and esports globally. Our mission is to spread the joy of racing games to fans around the world. We sit at the center of three rapidly growing markets: motorsports, gaming, and esports. Our vision is to achieve excellence across all three, and we believe that we are well positioned to do so. Thank you to our team, to our global iconic brand partners like NASCAR, 24 Hours of Le Mans and the British Touring Car Championship, and to our investors who supported our recent IPO. We remain excited and confident about our ability to execute our business plan, especially in 2021.”

2020 Full Year and 4Q20 Financial Highlights

●	For the full year 2020, revenue increased 60% to $19.0 million from $11.9 million in 2019. Gross Profit was $12.4 million, up 77% year over year, with a gross margin of 65% compared to gross profit of $7.0 million and a gross margin of 59% in the prior year. Net loss for the full year 2020 was ($0.7 million) compared to a net loss of ($5.8 million) in the prior year.

●	For the full year 2020, Adjusted EBITDA improved to $0.9 million from ($4.9 million) in the prior year 2019.

●	For the fourth quarter of 2020, revenue increased 26% to $2.9 million from $2.3 million in the fourth quarter of 2019. Gross profit was $1.6 million, up 33% year over year, and gross margin was 55% compared to gross profit of $1.2 million and gross margin of 51% in the prior year period. Net loss for the fourth quarter of 2020 was ($3.1 million) compared to ($1.5 million) in the prior year period.

●	For the fourth quarter of 2020, Adjusted EBITDA was ($2.7 million) compared to ($1.5 million) in the prior year period.

Kozko commented, “Since the completion of the IPO in January, the Company has announced three acquisitions which enhance our product suite portfolio with more products, seamless technology integration, and world class content creation and programming talent. Additionally, we announced two separate transactions to acquire the remaining minority interest in 704Games, through which we hold our NASCAR licenses. We believe this will streamline operations and be accretive to shareholders in 2022. Viewed altogether, Motorsport Games now has a larger global footprint, ancillary revenue opportunities that we intend to grow over time, and world-class gaming technology that we believe can be integrated and additive to our gamer experience.”

2021 Update and Subsequent Events

●	IPO. On January 15, 2021, the Company completed its initial public offering (“IPO”), in which it issued and sold 3,450,000 shares of Class A common stock at a public offering price of $20.00 per share for net proceeds to the Company of approximately $62.9 million after deducting all underwriting discounts and offering expenses.

●	Amended Le Mans Joint Venture Agreement. Motorsport Games amended its joint venture agreement with its strategic partner, the Automobile Club de l’Ouest (“ACO”), with respect to the Le Mans Esports Series Limited joint venture. Pursuant to the amendment, Motorsport Games increased its ownership interest in the joint venture from 45% to 51%. Additionally, through certain multi-year licensing agreements that were entered into in connection with the amendment, Motorsport Games secured the rights to be the exclusive video game developer and publisher for the Le Mans race and the FIA World Endurance Championship (“WEC”), as well as the rights to create and organize esports leagues and events for the Le Mans race, the WEC and the 24 Hours of Le Mans Virtual event.

●	Launch of Traxion. The Company launched Traxion, a brand-new content platform dedicated to the world of virtual motorsport and racing games. Traxion is an online publication and entertainment hub for racing where users access the latest news and reviews on global games and esports content for the entire industry. Traxion also doubles as a platform for the community, encouraging users to learn, interact and connect with the games they love as well as others who share the same passion for racing.

●	Acquisition Strategy. The Company’s acquisition strategy is to selectively acquire synergistic products, technology or talent and already in 2021 has executed against this strategy. The Company today announced a binding term sheet to acquire Digital Tales, the mobile game developer that creates official mobile games for the Superbike World Championship (SBK). This acquisition would expand and continue to diversify Motorsport Games’ development expertise, particularly in the mobile sector, while also introducing two-wheel racing to its product portfolio. Digital Tales follows the recent completion of Motorsport Games’ KartKraft product purchase from Black Delta and the signing of a binding term sheet to acquire Studio397 B.V. and its industry leading rFactor 2 racing simulation platform. Collectively, we believe these acquisitions and announcements further solidify Motorsport Games’ unrivaled presence across all disciplines of global motorsports and its goal to become the premier racing entertainment company of the future.

●	Minority Interest Purchases. The Company recently entered into separate agreements with PlayFast Games, LLC and Ascend FS, Inc., each a minority stockholder in 704Games Company, to acquire their entire ownership in 704Games. Both the Ascend and PlayFast transactions are subject to customary conditions to closing and are expected to close on April 1, 2021. Upon closing of these transactions, Motorsport Games will own 100% of the outstanding common stock of 704Games.

Stephen Hood, President of Motorsport Games, said “I’m pleased to say that our vision of creating a world class development team is coming true to plan. With the acquisition of KartKraft, an impressive project developed by a talented team and the anticipated acquisition of the racing specialists Studio397 and their rFactor 2 platform, we have begun to secure technology, new games and an esports platform from which we can accelerate our influence. We are diligently working to capitalize on the opportunity afforded to us.”

2021 Financial Guidance

●	Analyst consensus estimates for the first quarter of 2021 are revenues of $1.8 million and Adjusted EBITDA of ($2.8 million). The Company believes these numbers are reasonable and expects to meet or exceed them.

●	For the full year 2021, analyst consensus numbers are revenues of $22.5 million and Adjusted EBITDA of ($7.3 million). The Company believes these numbers are reasonable and expects to meet or exceed them, based on the business today and the anticipated third quarter release of NASCAR NXT.

Financial Results for the Three Months Ended December 31, 2020

	Quarter ended	Quarter ended	Favorable /
	December 31,	December 31,	(Unfavorable)
	2020	2019
Revenues	$2,933,948	$2,283,914	650,034
Cost of revenues	1,334,389	1,112,181	(222,208)
Gross Profit	1,599,559	1,171,733	427,826
Gross profit as a % of revenues	55%	51%
Operating Expenses:
Sales and marketing	1,080,675	538,242	(542,433)
Development	1,210,726	828,501	(382,225)
General and administrative	2,108,061	592,175	(1,515,886)
Depreciation and amortization	11,496	16,827	5,331
Loss on impairment of goodwill	-	575,015	575,015
Total Operating Expenses	4,410,958	2,550,760	(1,860,198)
Loss From Operations	(2,811,399)	(1,379,027)	(1,432,372)
Interest income	1,339	1,984	(645)
Interest expense	(270,512)	-	(270,512)
Loss attributable to equity method investment	(1,028)	(122,700)	121,672
Other income (expense), net	28,094	(14,718)	42,812
Net Loss	(3,053,506)	(1,514,461)	(1,539,045)
Less: Net loss attributable to noncontrolling interest	(421,440)	(896,510)	475,070
Net Loss Attributable to Motorsport Gaming US LLC	$(2,632,066)	$(617,951)	(2,014,115)

Revenues increased 26% to $2.9 million in the fourth quarter of 2020 compared to $2.3 million in the fourth quarter of 2019. Growth in revenue in the fourth quarter of 2020 was driven primarily by the increase in digital game sales on all platforms including XBOX, PlayStation, and PC.

Gross Profit was $1.6 million which is an increase of $0.4 million compared to the prior year fourth-quarter gross profit of $1.2 million. Gross profit margin was 55% of revenues in the fourth quarter of 2020, compared to 51% of revenues in the prior year period. The increase in gross margin as a percentage of sales is primarily due to increased digital sales versus sales of physical units.

Operating Expenses were $4.4 million for the fourth quarter of 2020 compared to $2.6 million for the fourth quarter of 2019, which reflects increased costs of $2.4 million offset by $0.6 million of favorability from goodwill impairment incurred during 2019 and not present in 2020.

The increase in costs for 4Q20 versus 4Q19 are summarized below:

●	Sales and marketing expenses increases of $0.5 million from the prior year period to drive additional revenue around holidays and increase brand awareness.
●	Development expenses increased $0.4 million from the prior year period to support expanding product lines in 2020 including Nintendo Switch and mobile games.
●	General and administrative expense increases for the fourth quarter of 2020 include:

○	$0.8 million in bonus related expenses that were not present during 2019;
○	$0.3 million in additional payroll expenses; and
○	$0.4 million primarily for additional costs relating to legal, recruiting, IPO deal fees, and audit support.

Adjusted EBITDA was ($2.7 million) for the three-months ended December 31, 2020 versus ($1.5 million) for the three-months ended December 31, 2019. The year over year change reflects the increase in sales and the improved gross margin offset by the increase in operating expenses described above. The following table provides a reconciliation from net loss to EBITDA and Adjusted EBITDA:

	Quarter ended	Quarter ended
	December 31,	December 31,
	2020	2019
Net Loss	$(3,053,506)	$(1,514,461)
Interest income	(1,339)	(1,984)
Interest expense	270,512	-
Depreciation and Amortization	11,496	16,827
EBITDA	(2,772,837)	(1,499,618)
IPO related expenses	84,699	-
Adjusted EBITDA	$(2,688,138)	$(1,499,618)

Financial Results for the Year Ended December 31, 2020

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Favorable / (Unfavorable)
Revenues	$19,045,529	$11,850,787	$7,194,742
Cost of revenues	6,595,872	4,888,877	(1,706,995)
Gross Profit	12,449,657	6,961,910	5,487,747
Gross profit as a % of revenues	65%	59%
Operating Expenses:
Sales and marketing	3,402,310	3,771,570	369,260
Development	4,649,187	4,784,034	134,847
General and administrative	4,335,434	2,605,782	(1,729,652)
Depreciation and amortization	61,579	401,622	340,043
Loss on impairment of goodwill	-	575,015	575,015
Total Operating Expenses	12,448,510	12,138,023	(310,487)
Income (Loss) From Operations	1,147	(5,176,113)	5,177,260
Interest income	1,339	35,728	(34,389)
Interest expense	(718,837)	-	(718,837)
Loss attributable to equity method investment	(70,792)	(608,656)	537,864
Other income (expense), net	107,289	(6,523)	113,812
Net Loss	$(679,854)	$(5,755,564)	$5,075,710
Less: Net income (loss) attributable to noncontrolling interest	1,076,793	(2,191,418)	859,461
Net Loss Attributable to Motorsport Gaming US, LLC	$(1,756,647)	$(3,564,146)	$(2,010,637)

Jon New, Chief Financial Officer of Motorsport Games, stated “On a year over year basis, with the considerable revenue growth driven by NASCAR Heat sales, improved gross margins and cost control, we generated improvement in net loss and Adjusted EBITDA for the year ended December 31, 2020. For 2021, we remind investors that we are investing in our brand and our long-term growth, focused on our NASCAR NXT product launch and on initiatives that bolster our product suite and our speed to market.”

Revenues increased 60% to $19.0 million for the year ended December 31, 2020 compared to $11.9 million of revenue in 2019. The increase was primarily due to the release of NASCAR Heat 5 in July of 2020 which saw sales surpassing the release of NASCAR Heat 4 in 2019. Our 2020 digital marketing plan drove additional revenue and maximized the opportunity created by increased video game play and expanding audience size.

Gross profit for the year ending December 31, 2020 was $12.4 million versus $7.0 million in the prior year period, a 77% increase. This increase is primarily due to higher revenues and a shift towards more digital downloads. Gross profit as a percentage of revenues increased to 65% for the year ending December 31, 2020 as compared to 59% in the prior year period. The increase was primarily due to the continued shift toward higher margin digital downloads versus physical discs.

Operating expenses included cost savings of:

●	$0.4 million in Sales and Marketing due to moving these functions internally; and
●	$0.6 million benefit from 2019 goodwill impairment charge that was not present in 2020.

The savings above were offset by a $1.7 million increase in general and administrative expenses. General and administrative expenses for 2020 increased primarily due to an additional $0.8 million in bonus expense, $0.5 million increase in salary related expense and $0.4 million increase in legal & professional fees.

Net Loss was ($0.7 million) for the year ended December 31, 2020 versus ($5.8 million) for the year ended December 31, 2019. Adjusted EBITDA was $0.9 million for the year ended December 31, 2020 versus ($4.9 million) for the year ended December 31, 2019. The improvement in both bottom line numbers was primarily due to increased sales and increased margins as operating expenses remained close to flat on a full year basis.

The following table provides a reconciliation from net loss to EBITDA and Adjusted EBITDA:

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	Favorable / (Unfavorable)

Net Loss	$(679,854)	$(5,755,564)	5,075,710
Interest expense (income)	717,498	(35,728)	753,226
Amortization in cost of revenue	650,703	460,250	190,453
Depreciation and amortization	61,579	401,622	(340,043)
EBITDA	$749,926	$(4,929,420)	$5,679,346

Adjustments
IPO related expenses	166,910	-	166,910
Adjusted EBITDA	$916,836	$(4,929,420)	$5,846,256

Use of Non-GAAP Financial Measures

EBITDA, a measure used by management to assess our operating performance, is defined as net loss plus interest (income) expense and depreciation and amortization, less income tax benefit. Adjusted EBITDA is defined as EBITDA adjusted to exclude (i) IPO related expenses, (ii) certain acquisition related expenses, (iii) stock-based compensation expenses and (iv) charges or gains resulting from non-recurring events. We use Adjusted EBITDA to manage our business and evaluate our financial performance, as it has been adjusted for items that affect comparability between periods that we believe are not representative of our core business. Additionally, management believes that EBITDA and Adjusted EBITDA are useful to investors because they enhance investors’ understanding and assessment of our performance, facilitate comparisons to prior periods and our competitors’ results and assist in forecasting performance for future periods.

Each of the above described measures is not a recognized term under generally accepted accounting principles in the United States of America (“U.S. GAAP”). and does not purport to be an alternative to revenue, loss from operations, net loss or any other measure derived in accordance with U.S. GAAP as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are presented in the tables above.

We do not provide a reconciliation for Adjusted EBITDA on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, certain acquisition related expenses and stock-based compensation expenses. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss the results. The live conference call can be accessed by dialing (877) 407-0784 from the U.S. or (201) 689-8560 internationally and using access code 13716599. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, combines innovative and engaging video games with exciting esports competitions and content for racing fans and gamers around the globe. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including NASCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”), as well as other racing games. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others.

For more information about Motorsport Games visit: www.motorsportgames.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the Motorsport Games’ future business, future results of operations or financial condition, including with respect to the ongoing effects of the coronavirus (“COVID-19”) pandemic, new or planned products or offerings, industry trends, potential acquisitions and management strategies. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include but are not limited to what the ultimate impact of the COVID-19 pandemic will have on Motorsport Games and its operations and whether the Company will achieve its goals. Additional examples of such risks and uncertainties include, but are not limited to (i) Motorsport Games’ ability (or inability) to maintain existing, and secure additional, licenses and contracts with the sports series; (ii) Motorsport Games’ ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition on Motorsport Games’ business; (vi) the risk that changes in consumer behavior could adversely affect Motorsport Games’ business; (vii) Motorsport Games’ ability to protect its intellectual property; and (viii) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Contacts:

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com